Exhibit 10.19
Supplemental Agreement

The items to be confirmed in the original version of Equity Replacement signed by all the four parties are as follows:

1.	The signing date of the original agreement December 25, 2009 should be changed to December 25, 2008.

2.
In the Item 2.2 “party D promises that party B’s 1.2375 million shares and party C’s 1.2375 million shares are the shares of the listed company and party D should become listed on overseas stock market within two years after this agreement is signed. If not, party D should pay back all the shares it accepted and provide a compensation in accordance with the sale of Xinfa company’s oil product, 100 yuan RMB per ton, within two years to party A, party B and party C. This compensation should be distributed according to the proportion of shares that each party has transferred.” The above content of Item 2.2 shall not be in force.

The above information has been confirmed by all the four parties, which should be subject to this confirmation.

Party A: Shandong Xinfa Fishing Group Co., Ltd.
Legal Representative: Wang Xiaojun

Party B: Wang Hongli

Party C: Wang Mingli

Party D: Dalian Xingyuan Marine Fuel Co., Ltd.
Legal Representative: An Fengbin